Exhibit 10.9

ALDERWOODS GROUP, INC.

RESTRICTED STOCK UNITS AGREEMENT

(2005 Equity Incentive Plan)

WHEREAS,                                      (the “Grantee”) is an employee of Alderwoods Group, Inc., a Delaware corporation (the “Company”) or a Subsidiary; and

WHEREAS, the execution of an agreement in the form hereof (this “Agreement”) has been authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Company, pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), as of                                      (the “Date of Grant”);

NOW, THEREFORE, the Company hereby grants to the Grantee                                  Restricted Stock Units (as defined in the Plan) (the “Restricted Stock Units”), effective as of the Date of Grant, subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions.

ARTICLE I

DEFINITIONS

All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.

ARTICLE II

CERTAIN TERMS OF THE RESTRICTED STOCK UNITS

1.                                       Grant of Restricted Stock Units.  The Restricted Stock Units covered by this Agreement are granted to the Grantee effective on the Date of Grant and are subject to and granted upon the terms, conditions and restrictions set forth in this Agreement and in the Plan.  The Restricted Stock Units shall become vested in accordance with Section 3 hereof.  Each Restricted Stock Unit shall represent one hypothetical Common Share and shall at all times be equal in value to one Common Share.  The Restricted Stock Units will be credited to the Grantee in an account established for the Grantee until payment in accordance with Section 4 hereof.

2.                                       Restrictions on Transfer of Restricted Stock Units.  Neither the Restricted Stock Units granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable prior to payment other than by will or pursuant to the laws of descent and distribution (or to a designated beneficiary in the event of the Grantee’s death).

3.                                       Vesting of Restricted Stock Units.

(a)                                  All or a portion of the Restricted Stock Units shall become vested if, during the Performance Period, the Stock Price has reached one of the targeted Stock Prices, as set forth in the chart below (each, a “Vesting Date”); provided, however, that for the Restricted Stock Units to vest, the Grantee must have remained continuously employed by the Company or any Subsidiary from the Date of Grant through the applicable Vesting Date.  Any Restricted Stock Units not vested will be forfeited and this Agreement will terminate, except as provided in Section 3(e) below, if the Grantee ceases to be continuously employed by the Company prior to the end of the Performance Period or if the targeted Stock Prices have not been met during the Performance Period.

(b)                                 A percentage of the total Restricted Stock Units specified herein shall become vested, depending on the achievement of increases in the Company’s Stock Price during the Performance Period, as set forth in the table below:

Targeted Stock Price	Percentage of Restricted Stock Units Vesting	Cumulative Percentage Vested
$17.00	70.0%	70.0%
$17.50	15.0%	85.0%
$18.00	15.0%	100%

(c)                                  For purposes of this Section 3:

(i)            “Performance Period” shall mean the period commencing on the third anniversary of the Date of Grant and ending on the tenth anniversary of the Date of Grant.

(ii)           “Stock Price” means the Company’s closing sale price per Common Share, as reported on the NASDAQ National Market System (or such other principal exchange on which the common shares of AGI are then trading).

(d)           The Committee (or a delegate of the Committee) shall determine whether a targeted Stock Price has been met during the Performance Period.  The Committee (or its delegate) shall also determine the number of Restricted Stock Units that have vested in accordance with this Agreement.

(e)           Notwithstanding the provisions of Sections 3(a) and 3(b), all of the Restricted Stock Units shall immediately become vested (each, a “Vesting Event”) if (i) the Grantee dies or becomes permanently disabled while in the employ of the Company or a Subsidiary during the Performance Period or (ii) a Change in Control occurs during the Performance Period while the Grantee is employed by the Company or a Subsidiary.

4.                                       Issuance of the Common Shares.

(a)                                  Unless payment of the Common Shares is deferred under a deferral program adopted by the Company, the Company will issue to the Grantee the Common Shares underlying the vested Restricted Stock Units as soon as practicable following the determination that a targeted Stock Price has been met (but in all events within 2-½ months of the applicable Vesting Date) or, if earlier, as soon as practicable following the occurrence of a Vesting Event.  Notwithstanding the foregoing, if any of the Restricted Stock Units vest on a date when trading in the Company’s Common Shares is subject to a “blackout period” or any other restriction on trading under the Company’s trading policy, the issuance to the Grantee of the Common Shares underlying the vested Restricted Stock Units will be deferred until the end of such “blackout period” or other restriction on trading, provided that in all cases the Common Shares underlying the vested Restricted Stock Units will be issued to the Grantee within 2-½ months of the end of the year in which they vested.

(b)                                 Except to the extent determined by the Committee and permitted by the Plan, no Common Shares may be issued to the Grantee in respect of the Restricted Stock Units at a time earlier than otherwise expressly provided in this Agreement.

(c)                                  The Company’s obligations to the Grantee with respect to the Restricted Stock Units will be satisfied in full upon the issuance of shares of Common Shares corresponding to such Restricted Stock Units.

5.                                       Dividend, Voting and Other Rights.

(a)                                  The Grantee shall have no rights of ownership in the Restricted Stock Units and shall have no right to dividends and no right to vote Restricted Stock Units until the date on which the Common Shares underlying the Restricted Stock Units are transferred to the Grantee pursuant to Section 4 above.

(b)                                 The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor.  No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

ARTICLE III

GENERAL PROVISIONS

6.                                       Adjustments.  The number of Common Shares issuable pursuant to the Restricted Stock Units is subject to adjustment as provided in Section 7 of the Plan.

7.                                       Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal, state and provincial securities laws; provided, however, that, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

8.                                       Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).  In particular, to the extent the Grantee’s right to receive payment becomes vested pursuant to Section 3(e) and the Vesting Event is an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in Section 4 above, issuance of the Common Shares will be made, to the extent necessary to comply with Section 409A of the Code, to the Grantee on the earlier of (a) the Grantee’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Grantee is a “specified employee” (within the meaning of Section 409A), the Grantee’s date of issuance of the Common Shares shall be the date that is six months after the date of the Grantee’s separation of service with the Company; (b) the date the payment would otherwise occur under Section 4(a); or (c) the Grantee’s death.  Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

9.                                       Withholding Taxes.  To the extent that the Company or a Subsidiary is required to withhold any federal, state, local or foreign taxes in connection with the Restricted Stock Units or the issuance of Common Shares pursuant to this Agreement, and the amounts available to the Company or a Subsidiary for such withholding are insufficient, it shall be a condition to the issuance of such Common Shares that the Grantee shall pay such taxes or make arrangements that are satisfactory to the Company or such Subsidiary for the payment thereof.

10.                                 Continuous Employment.  For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of (i) the transfer of his employment among the Company and its Subsidiaries or (ii) a leave of absence approved by the Company.

11.                                 Right to Terminate Employment.  No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time.  Nothing herein shall be deemed to create a contract or a right to employment with respect to the Grantee.

12.                                 Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement, or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

13.                                 Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

14.                                 Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.                                 Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units.

16.                                 Governing Law.  This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware.

This Agreement is executed by the Company as of the            day of                            .

ALDERWOODS GROUP, INC.

By:
Name:	Ellen Neeman
Title:	Senior Vice President, Legal &
Compliance, Corporate Secretary

The undersigned hereby acknowledges receipt of an executed original of this Restricted Stock Units Agreement, together with a copy of the Plan and accepts the award of Restricted Stock Units granted hereunder on the terms and conditions set forth herein and in the Plan.

Date:
Grantee